Exhibit 10.2

Loxo Oncology, Inc.

1 Landmark Square, Suite 1122

Stamford, CT 06901

March 27, 2015

Jennifer Burstein, CPA

Re:                             Offer of Employment by Loxo Oncology, Inc.

Dear Ms. Burstein:

I am very pleased to confirm our offer to you of employment with Loxo Oncology, Inc. (the “Company”).  The terms of our offer and the benefits currently provided by the Company are set forth in this offer letter (this “Offer Letter”) as follows:

1.                                      Position.  Your title will be Vice President of Finance, and you will report to the Company’s Chief Executive Officer.  While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) competitive or considered conflicting with the Employer’s business, except as specifically agreed to and with the express written permission of the Chief Executive Officer.

2.                                      Starting Salary.  Your starting salary will be $300,000 per year, payable in accordance with the Company’s standard payroll schedule and will be subject to adjustment pursuant to the Company’s employee compensation policies. Your starting date will be May 1, 2015, (the “Start Date”) and shall be considered the initiation date of your employment for the purposes of calculating the anniversary date described below.

3.                                      Sign on Bonus.  In connection with your commencement of employment, the Company will pay you a one-time bonus of $20,000, less all applicable withholdings, within thirty (30) days after initiating employment (the “Signing Bonus”).  You agree that should you voluntarily resign from the Company within twelve (12) months of the Start Date, you will repay the full amount of the Signing Bonus to the Company within thirty (30) days of such resignation.

4.                                      Management by Objectives Bonus.  You will be eligible for an incentive bonus of up to 30% of your base salary (the “Target Bonus”) for each full fiscal year with the Company following the start of your employment, based on the achievement of individual and Company performance objectives mutually determined in writing by you and the Company’s Chief Executive Officer, in consultation with the Board of Directors (the “Board”) within ninety (90) days after the start of such fiscal year.  For each fiscal year, you will be eligible for an incentive bonus in such amount and upon such terms as shall be determined by the Board. Notwithstanding your commencement of employment with the Company on the Start Date, you will be eligible for your full Target Bonus for the 2015 fiscal year.  Any bonus that you earn for a fiscal year will be paid within 2½ months after the close of that fiscal year, but only if you are still employed by the Company at the time of payment.  The determinations of the Board with respect to your bonus(es) will be final, conclusive and binding.

5.                                      Benefits.  You will be eligible to participate in regular health insurance, vacation time, bonus and other commonly provided employee benefit plans established by the Company for its employees.

6.                                      Travel. You are expected to travel as requested by the Company to complete your job duties. All travel shall be conducted according to the Company’s travel policy and will be subject to the Company’s right to change or otherwise modify, in its sole discretion, the travel requirements set forth in this section. Reimbursable travel and expenses will include travel required beyond the San Francisco Bay area, for example, to company meetings and events in other states or countries.

7.                                      Confidentiality.  As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company.  To protect the interests of the Company, you will need to sign the Company’s standard “Employee Invention Assignment and Confidentiality Agreement” as a condition of your employment, a copy of which is attached hereto as Exhibit A.  We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer.

8.                                      No Breach of Obligations to Prior Employers.  You represent that your signing of this Offer Letter, agreement(s) concerning stock options granted to you, if any, under the Plan (as defined below) and the Company’s Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

9.                                      Options.  We will recommend to the Board that you be granted an option to purchase up to 50,000 shares of Common Stock of the Company (the “Option”) under our 2014 Equity Incentive Plan (the “Plan”) at the fair market value of the Company’s Common Stock, as determined by the closing price of the Common Stock of the Company on the date the Option is granted.  The Option shares will vest at the rate of 25% at the end of your first anniversary with the Company, and an additional 1/48 of the total Option shares per month thereafter, so long as you remain employed by the Company, as set forth in the applicable stock option agreement.  Stock awards are typically made on an annual basis, and you will be eligible to participate if and when they are made.  All stock awards must be approved by the Board.

10.                               Section 16 Obligations.  As the Vice President of Finance and principal financial officer of the Company, you will be deemed an “officer” pursuant to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”), and therefore will have certain obligations to report transactions regarding securities of the Company which you are deemed to have beneficial ownership of.  In addition, you will face civil liability if you engage in certain short-term transactions under Section 16(b) of the Exchange Act.

11.                               Indemnification.  You and the Company will enter into the form of indemnity agreement provided to other similarly situated executive officers and directors of the Company, in the form attached here as Exhibit B.

12.                               At Will Employment.  Should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause.  Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective.  Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.  Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company.

13.                               Authorization to Work.  Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States.  If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

14.                               Arbitration.  You and the Company agree to submit to mandatory binding arbitration any and all claims arising out of or related to your employment with the Company and the termination thereof, including, but not limited to, claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in the Company, and/or discrimination (including harassment) based upon any federal, state or local ordinance, statute, regulation or constitutional provision.  All arbitration hearings shall be conducted in New York County, New York.  THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS.  This Agreement does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor).  However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims.  The arbitration shall be conducted through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration. If you are unable to access these rules, please let me know and I will provide you with a hardcopy.  The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based.

15.                               Tax Matters.

(a)                                 Withholding.  All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b)                                 Tax Advice.  You are encouraged to obtain your own tax advice regarding your compensation from the Company.  You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

16.                               Entire Agreement.  This offer, once accepted, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior offers, negotiations and agreements, if any, whether written or oral, relating to such subject matter.  You acknowledge that neither the Company nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.

17.                               Acceptance.  This offer will remain open through April 3, 2015 If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this Offer Letter and the Employee Invention Assignment and Confidentiality Agreement in the space indicated and return it to me.  Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this Offer Letter and the attached documents, if any.  Should you have anything else that you wish to discuss, please do not hesitate to call me.

We look forward to the opportunity to welcome you to the Company.

Very truly yours,

/s/ Joshua H. Bilenker
Joshua H. Bilenker
Chief Executive Officer

I have read and understood this Offer Letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Jennifer Burstein	Date signed:
Jennifer Burstein

Attachment: Employee Invention Assignment and Confidentiality Agreement